UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On October 12, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contact:	Clifford A. Miller (cmiller@shamrock.com)
(818) 973-4297
-or-
Sitrick And Company
Michael Sitrick (mike_sitrick@sitrick.com)
Aaron Curtiss (aaron_curtiss@sitrick.com)
(310) 788-2850

RiskMetrics Group Supports Shamrock Activist Value

Fund, L.P. in Texas Industries Proxy Contest

Announcement Follows Oct. 8 Proxy Governance Recommendation That

Texas Industries Shareholders Vote for Election of Three Shamrock Activist

Value Fund, L.P. Nominees to Texas Industries Board

BURBANK, Calif. (Oct. 12, 2009) – RiskMetrics Group, a leading independent proxy advisory firm, is recommending that Texas Industries, Inc. (NYSE:TXI) shareholders vote “FOR” the Shamrock Activist Value Fund, L.P.’s three nominees to the Texas Industries Board of Directors and “FOR” all three of its corporate governance shareholder proposals at the company’s annual meeting of shareholders scheduled for Oct. 22, 2009.

The support of RiskMetrics follows the Oct. 8 recommendation by Proxy Governance, Inc., another top proxy advisory firm that Texas Industries shareholders vote “FOR” the election of the Shamrock Activist Value Fund, L.P.’s three nominees to the Texas Industries Board of Directors and “FOR” its three corporate governance shareholder proposals.

In making its shareholder voting recommendation, RiskMetrics stated “the presence of the three [Shamrock Activist Value Fund, L.P.] nominees on the [Texas Industries] board would likely prove beneficial to shareholder value. The long-term financial and operational performance of the company, as well as the prevalence of several shareholder unfriendly governance provisions, establish the need for change. Further, we believe the dissidents’ diverse skill sets will prove beneficial to the board.”

In its proxy analysis, Proxy Governance wrote that in its view “shareholders cannot expect a sustainable recovery [at Texas Industries] without taking the extraordinary actions of shaking up both the board and the corporate governance regime.”

Dennis Johnson, CFA, managing director of Shamrock Capital Advisors, the investment advisor for the Shamrock Activist Value Fund, said: “We are gratified that both RiskMetrics and Proxy Governance independently came to the same conclusion that we have: it’s time to change the status quo at Texas Industries.”

Since announcing its nomination of three candidates to the Texas Industries Board of Directors and its three corporate governance shareholder proposals, Shamrock Activist Value Fund, L.P. has gained the public support of two of the company’s largest shareholders and the nation’s largest public pension fund. Mr. Nassef Sawiris, who beneficially owns almost 15% of the outstanding shares of Texas Industries common stock, and Southeastern Asset Management, Inc., which holds more than 9%, have announced their intent to vote for all three Shamrock Activist Value Fund, L.P. nominees and for all three of its shareholder proposals, as has the California Public Employees Retirement System (CalPERS).

Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Together with its parallel investment vehicle, the Shamrock Activist Value Fund, L.P. owns 10.2% of Texas Industries shares.

About RiskMetrics Group

With more than 20 years’ experience, RiskMetrics Group is an industry leader in providing comprehensive proxy research to some of the world’s largest and most important financial institutions. The firm covers more than 40,000 meetings – every holding within its clients’ portfolios in over 100 developed and emerging markets worldwide.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com. Information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies for the annual meeting is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement, which also contains information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals. Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to savf-txi@mackenziepartners.com.

Permission to reprint RiskMetrics Group and Proxy Governance, Inc. statements was neither sought nor obtained.

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